Press Release	Exhibit 99.1

SOURCECORP, Incorporated Provides NASDAQ Update; Updates

Financial Restatement Impact; Updates 2004 Guidance

DALLAS, Texas (February 15, 2005) – SOURCECORP, Incorporated (NASDAQ: SRCPE) today announced that it is providing an update on its NASDAQ listing exception, updating its previously reported restatement adjustments related to its ongoing internal investigation, which is focused on one of its operating subsidiaries in the Information Management Division of the Company’s Information Management and Distribution reportable segment, and updating its 2004 guidance.

NASDAQ Update

On January 18, 2005, the Company announced that the NASDAQ Listing Qualification Panel had granted the Company a listing requirements exception through February 15, 2005, subject to certain conditions. One of those conditions was the submission to the Panel of certain requested information by January 25, 2005; the Company made, and the Panel has acknowledged receipt of, the Company’s submission by such required date.

On January 21, 2005, the Company indicated that it intended to request a modification to the Panel’s exception that would contemplate the Company filing its third quarter 2004 Quarterly Report on Form 10-Q and certain prior period financial information by February 15, 2005 and the filing of its 2004 Annual Report on Form 10-K by March 16, 2005, which the Company believes would be the last filing to complete its restatement. By letter dated February 7, 2005, the Panel formally granted such requested modification.

While the Company believes that its previously reported internal investigation into one of its operating subsidiaries, as overseen by its Audit Committee, is nearing completion, until the investigation is complete, the Company has determined that it is unable to file its Form 10-Q for the quarter ending September 30, 2004, and certain prior period financial information, by the February 15, 2005, date contemplated by the Company’s current NASDAQ Panel exception. As such, the Company is requesting a further modification to the exception to contemplate making all such filings by March 16, 2005. If the request is not granted, the Company’s Common Stock would be delisted from trading on the NASDAQ Stock Market. The Company cannot predict with certainty whether the Panel will grant such modified exception or whether the requirement of such modified exception will be met.

Updated Restatement Adjustments for 2004

On October 27, 2004, the Company announced that its previously issued financial statements and related independent auditors’ report for the year ended December 31, 2003, as well as its previously issued financial statements for the 2004 quarterly periods ended March 31, 2004 and June 30, 2004 should no longer be relied upon.

Additionally, on January 21, 2005, the Company announced that its previously issued financial statements and related independent auditors’ reports for the years ended December 31, 2001 and 2002 should also no longer be relied upon. In these announcements, the Company gave a preliminary indication, based on the Company’s then current assessment of the information available to it at that time, of certain potential adjustments associated with revenue recognition issues related to certain contracts, required expense adjustments and a requirement to expense a portion of the goodwill associated with payments related to the Company’s acquisition of the subsidiary currently under investigation.

The Company disclosed on January 21, 2005 that certain write-downs of goodwill would be required for 2001, 2002, 2003 and the first six months of 2004. These goodwill write-downs relate to the overpayment of earn-out payments under the provisions of the acquisition related earn-out agreement. These earn-out payments were originally reported as a use of cash from investing activities, but now should be characterized as a use of cash from operating activities.

As reported by the Company on January 21, 2005, the Company originally expected to write-down between $10.0 million and $10.5 million of goodwill relating to acquisition payments in respect of the Company’s subsidiary currently under investigation during the first six months of 2004. The Company is updating its estimated restatement adjustments for the first six months of 2004. The Company has determined that the second half of 2004 is the appropriate period to write-down this goodwill, instead of the first half of 2004, which results in a movement of this write-down expense from the first half of 2004 to the second half of 2004 (specifically a movement from Q2 2004 to Q3 2004).

The following table summarizes the anticipated goodwill write-down timing adjustments to the previously reported operating results for the six-months ended June 30, 2004:

	Six-Months Ended June 30, 2004
Earnings per Share from continuing operations	Low	High

As originally reported	$0.72	$0.72

Adjustments to as reported 2004 results including the goodwill write-down as announced January 21, 2005(1)	(0.61)	(0.42)

Effect of elimination of estimated goodwill write-down from period due to timing(1)(2)	0.39	0.36

Range of estimated adjusted EPS from continuing operations	0.50	0.66

(1)	As a result of the structure of the acquisition of the operating subsidiary that is the subject of this investigation, the former owners of such subsidiary had the opportunity to earn additional sale proceeds for the twelve-month periods ended February 28, 2002, February 28, 2003 and February 29, 2004 based on earnings before interest and taxes of such operating subsidiary (in excess of designated thresholds) calculated in accordance with Generally Accepted Accounting Principles for each respective period. Based on the preliminary findings of the Company’s investigation, earnings before interest and taxes attributable to such subsidiary were overstated during the earn-out periods resulting in payments made by the Company under the provisions of the earn-out that otherwise would not have been made. The Company’s current assessment is that the goodwill resulting from such payments should be written down. The Company may record a gain in future periods to the extent, if any, that such erroneous earn-out payments are ultimately recovered by the Company.

(2)	The goodwill write-down expense for 2004 will be recognized during the six months ended December 31, 2004 (see our updated 2004 guidance discussion below for the impact of this expense on our guidance for such period).

The Company anticipates that it will be in a position to provide a more narrow range to its anticipated full restatement impact in the near future.

The Company’s investigation is not complete. Until the Company’s investigation is complete, the impact on previously reported financial statements cannot be finally determined. It is possible that further adjustments, which may be material, may be required for the above noted periods. Because the subsidiary that is the subject of the investigation was acquired during 2001, the Company does not expect that results prior to year 2001 will be affected.

Updated Guidance for 2004

As noted above, the Company has determined that the goodwill write-down expense that the Company expected to recognize during the first six months of 2004 (expected to range from $10.0 million to $10.5 million) should instead be recognized during the second six months of 2004. This would have the effect of reducing the Company’s estimated earnings per share from continuing operations for the period by an amount ranging from $.36 to $.39 per share. As a result, the Company is revising its previously disclosed guidance (press release dated January 21, 2005) for earnings per share from continuing operations for the second six-months of 2004, and providing full-year 2004 guidance reflecting these adjustments and the adjustments to the estimated restated results for the first six-months of 2004 set forth above as follows:

	Range of Earnings per Share from Continuing Operations
	Low	High
Second Six Months 2004:

Guidance for six months ended December 31, 2004 previously disclosed in January 21, 2005 Release	$0.43	$0.46

Effect of good will-write down in six months ended December 31, 2004	$(0.39)	$(0.36)

Updated guidance for six months ended December 31, 2004	$0.04	$0.10

First Six Months 2004:

Updated guidance for six months ended June 30, 2004 after restatement, as disclosed above	$0.50	$0.66

Full Year 2004:

Updated guidance for full year 2004	$0.54	$0.76

The movement of such goodwill write-down does not impact the Company’s revenue guidance, but as noted above will impact the Company’s cash flow guidance as a result of the Company’s determination that the earn-out payments that were originally reported as a use of cash from investing activities and are now deemed to have been overpayments should be characterized as a use of cash from operating activities. As a result, the Company’s 2004 operating cash flow guidance for the six months ended December 31, 2004 of $33 million to $35 million should be reduced to $22.5 million to $25 million as a result of such characterization. The use of operating cash flow associated with the earn-out overpayment is of a non-recurring nature.

Factors that may cause actual results to deviate from such estimates include results of the completion of the Company’s internal investigation and related restatement of prior period financial results. Further, until the Company’s investigation is complete, the impact on previously reported financial statements cannot be finally determined. It is possible that further adjustments, which may be material, may be required that impact the above noted periods.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India. SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com. The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the statements relating to the anticipated impact of adjustments to our restated financial statements and our ongoing investigation, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the uncertainty of completing our investigation in a timely manner and the actual costs and results of such investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP: Barry Edwards, EVP & Chief Financial Officer: 214.740.6690